EXHIBIT 99.1

ARBINET APPOINTS CHRISTIE HILL AS GENERAL COUNSEL

HERNDON, VA January 12, 2010 – Arbinet Corporation (NasdaqGM: ARBX), a leading provider of telecommunications services to fixed and mobile operators, today announced that Christie A. Hill has been appointed General Counsel, effective February 1, 2010. She succeeds William Terrell “Terry” Wingfield Jr., Esq. who is remaining with the company through February 28, 2010 to ensure a smooth transition.

Ms. Hill brings nearly 25 years of legal and corporate governance experience to Arbinet. Most recently she served in the U.S. Department of Treasury as the oversight liaison executive responsible for enhancing transparency with respect to the Troubled Asset Relief Program (TARP). Prior to that, she spent over 10 years in the telecommunications industry working first for Nextel Communications, building and developing its Office of Governance and Corporate Responsibility, and then at Sprint Nextel Corporation, managing the governance and ethics functions in her capacity as Corporate Secretary and Chief Ethics Officer. In these roles, Ms. Hill drove significant improvements in the companies’ corporate governance and stakeholder outreach, providing greater transparency and enhanced communications between the board of directors and its constituents.

“We are extremely pleased to have Christie join us to lead our legal team,” said Shawn O’Donnell, President and Chief Executive Officer of Arbinet. “The Board of Directors and I are confident that Christie’s legal and telecommunications experience combined with her strong governance and regulatory understanding will strongly contribute to the future growth of Arbinet.”

Prior to her work at Nextel, Ms. Hill served as counsel at Honda of America, providing legal advice and counsel on general corporate and transactional matters. Ms. Hill began her career at Jones Day Reavis & Pogue. She received her Bachelor’s degree, summa cum laude from Ohio State University and her J.D., with honors from Ohio State University College of Law. She also received a Strategic Business Leadership Certificate from Georgetown University Graduate School of Business.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in Herndon, VA at +1 703.456.7100 or by email at sales@arbinet.com.

Forward-Looking Statements

This press release may contain forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management's future expansion plans, expected product and service developments or enhancements, discussions of strategy, and future operating results. Various risks and uncertainties may cause Arbinet's actual results to differ materially. Please refer to Part I, Item 1A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:
Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449